Exhibit 10.6

FORM OF TALEN ENERGY CORPORATION

SHORT-TERM INCENTIVE PLAN

Section 1. Purpose.

The purpose of the Short-Term Incentive Plan (the “Plan”) is to advance the interests of Talen Energy Corporation (“Talen”), and its shareholders by providing incentives in the form of periodic bonus awards (“Awards”) to certain senior executive employees of Talen and its affiliates, thereby motivating such executives to attain corporate performance goals articulated under the Plan.

Section 2. Administration.

(a) The Plan shall be administered by two or more “outside directors”, as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, who have been designated by Talen’s Board of Directors to act as the committee (the “Committee”).

(b) The Committee shall have the exclusive authority to select the senior executives to be granted Awards under the Plan, to determine the size and terms of the Award (subject to the limitations imposed on Awards in Section 4 below), to modify the terms of any Award that has been granted (except for any modification that would increase the amount of the Award payable to an executive), to determine the time when Awards will be made and the performance period to which they relate, to establish performance objectives in respect of such performance periods, and to certify that such performance objectives were attained; provided, however, that any such action shall be consistent with the applicable provisions of Section 162(m) of the Code. The Committee is authorized to interpret that Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall be final, conclusive and binding on all parties concerned.

Section 3. Participation.

Awards may be granted to senior executives of Talen and its affiliates who are “covered employees,” as defined in Section 162(m) of the Code, or who the Committee anticipates may become covered employees. An Executive to whom an Award is granted shall be a “Participant.”

Section 4. Awards under the Plan.

(a) A Participant’s Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period which is established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of that performance period or, if less, the number of days which is equal to 25 percent of that performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (1) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (2) net income; (3) operating income; (4) earnings per share; (5) book value per share; (6) return on shareholders’ equity (including total shareholders’ return); (7) expense management; (8) return on investment before or after the cost of capital; (9) improvements in capital structure; (10) profitability of an identifiable business unit or product; (11) maintenance or improvement of profit margins; (12) stock price; (13) market share; (14) revenues or sales; (15) costs; (16) cash flow (or free cash flow); (17) working capital; (18) changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital); (19) return on assets; (20) credit rating; (21) improvement in workforce diversity; (22) employee retention; (23) closing of corporate transactions; (24) strategic plan development and implementation; and (25) independent industry ratings or assessments. The foregoing criteria may relate to Talen, one or more of its affiliates or one or more of its divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or other indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code, the performance goals may be calculated without regard to extraordinary items or accounting changes. The maximum amount of an Award to any Participant with respect to a fiscal year of Talen (or other designated performance period) shall be $4,000,000.

(b) The Committee shall determine whether the performance goals have been met with respect to any affected Participant and, if they have, so certify and ascertain the amount of the applicable Award. No Awards will be paid for that performance period until such certification is made by the Committee. The amount of the Award actually paid to any affected Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion during the calendar year that follows the end of the applicable performance period; provided, however that a Participant may, if and to the extent permitted by the Committee and consistent with the requirements of Section 409A of the Code, elect to defer payment of an Award.

(c) The provisions of this Section 4 shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the deductibility by Talen or its affiliates of the payment of Awards.

Section 5. Amendment and Termination of the Plan.

(a) The Committee may at any time, or from time to time, suspend or terminate the Plan in whole or in part or amend it in such respects as the Committee may deem appropriate. No Awards may be granted under the Plan after the date of the Company’s first shareholders’ meeting that occurs more than 12 months after Separation Date (as defined in the Employee Matters Agreement by and among PPL Corporation, Talen, C/R Energy Jade, LLC, Sapphire Power Holdings LLC and Raven Power Holdings LLC, dated as of June 9, 2014), but Awards granted prior to such date shall continue to be payable hereunder.

(b) No amendment, suspension or termination of the Plan shall, without the Participant’s consent, impair any of the rights or obligations under any Award theretofore granted to a Participant under the Plan.

Section 6. Miscellaneous Provisions.

(a) Determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such eligible individuals are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any right to be retained as an employee of Talen or an affiliate.

(b) A Participant’s rights and interest under the Plan may not be assigned or transferred, hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise (except in the event of a Participant’s death or disability) including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner; provided, however, that, subject to applicable law, any amounts payable to any Participant hereunder are subject to reduction to satisfy any liabilities owed to Talen or any of its affiliates by the Participant. Any attempted assignment or transfer, hypothecation or encumbrance shall be void and of no effect.

(c) Talen and its affiliates shall have the right to deduct from any payment made under the Plan any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment.

(d) Each person who is or at any time serves as a member of the Committee or Talen’s Board of Directors shall be indemnified and held harmless by Talen against and from: (i) any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action or failure to act under the Plan; and (ii) any and all amounts paid by such person in satisfaction of judgment in any such action, suit or proceeding relating to the Plan. Each person covered by this indemnification shall give Talen an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the bylaws of Talen, as a matter of law, or otherwise, or any power that Talen may have to indemnify such person or hold such person harmless.

(e) Each member of the Committee and Talen’s Board of Directors shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of, or counsel for, Talen and upon any other information furnished in connection with the Plan. In no event shall any person who is or shall have been a member of the Committee or Talen’s Board of Directors be liable for any determination made or other action taken or any failure to act in reliance upon any such report or information or for any action taken, including without limitation the furnishing of information, or failure to act, if in good faith.

(f) All matters relating to the Plan or to Awards granted hereunder shall be governed by the laws of the State of Delaware without regard to its conflict of laws principles.